Exhibit 10.1
FIRST AMENDED
EMPLOYMENT AGREEMENT

This First Amended Employment Agreement states our agreement with respect to employment of John Hendrickson by Ramco-Gershenson Properties Trust, or its subsidiary Ramco-Gershenson, Inc. (collectively, the “Trust”).

1.    Your Employment Duties and Responsibilities. During the “Term” (as defined in paragraph 2 below), you will be employed by the Trust as its Executive Vice President and Chief Operating Officer. You will devote substantially all of your full working time and attention, as well as your best efforts, to such position. You will report to the Chief Executive Officer of the Trust and will have such authority and responsibilities and perform such duties for the Trust as are generally consistent with those of the Chief Operating Officer of a publicly traded real estate investment trust or as may from time to time be lawfully established by the Chief Executive Officer of the Trust in his reasonable judgment. Your primary work location shall be at the Trust’s offices in Farmington Hills, Michigan, subject to reasonable travel on business in connection with the performance of your duties hereunder.

2.    Term. The term of your employment under this Agreement (the “Term”) will continue, subject to the termination provisions set forth in paragraph 5 below, until July 30, 2018.

3.    Compensation.

(a)    Your base salary during the Term shall be at the annual rate of $463,500 payable in accordance with the Trust’s standard payroll procedures (“Base Salary”). Your Base Salary will be reviewed annually on a time frame consistent with the review of other executive employees, but except for decreases consistent with those applicable to the Trust’s executive officers generally, in no event shall your Base Salary be lower than the higher of your immediately prior Base Salary paid to you by the Trust or your initial Base Salary.

(b)    You will also be eligible to participate in any Short Term Incentive Plan (“STIP”) generally available to executive officers of the Trust. Your STIP target potential for 2018 will be 75% of your base salary. Any STIP amount earned for a calendar year will be paid to you on or before March 15 of the following calendar year, provided you are still an employee of the Trust on the payment date (except, regardless of your termination date, you will receive 100% of your 2017 STIP).

(c)     You will also be eligible to participate in any Long Term Incentive Plan (“LTIP”) generally available to executive officers of the Trust. Your LTIP target potential for 2018 will be 125% of your base salary.

4.    Fringe Benefits.

(a)    In addition to your other compensation, during the Term you will be entitled to receive from the Trust the same employee benefits, including medical, dental, disability and life insurance and fringe benefits, as are generally made available from time to time to other executive officers of the Trust. In addition, during the Term your appropriate business expenses will be reimbursed in accordance with the Trust’s policies and procedures. You will be entitled to five weeks of paid vacation annually. During the Term, the Trust agrees to pay your full individual membership dues, or corporate membership dues that provide you the privileges of individual membership, for the National Association of Real Estate Investment Trusts, the International Council of Shopping Centers, and the Urban Land Institute. You agree to participate to the extent practicable and consistent with your other duties in the activities of such organizations for the benefit of the Trust.

(b)    You will be responsible for payment of any applicable employee taxes on the compensation and benefits provided to you by the Trust.

(d)     You will also be entitled to be promptly reimbursed for any legal or other advisor fees incurred by you in negotiating this Agreement up to a maximum of $15,000 unless the Trust decides to pay such fees directly.

5.    Termination.

(a)    Death. Your employment will terminate immediately upon your death.

(b)    Disability. Your employment will terminate immediately upon your disability. Disability shall be total and permanent disability, as defined under the Trust’s disability plan, which definition will be conclusive and binding, or if no such plan is in effect, it shall mean any long term disability or incapacity which (x) renders you unable, with or without reasonable accommodation, to substantially perform your duties hereunder for one hundred eighty (180) days during any 12 month period or (y) is predicted to render you unable, with or without reasonable accommodation, to substantially perform your duties for one hundred eighty (180) days during any 12 month period based upon the opinion of a physician.

(c)    With or Without Cause. The Trust will have the right, upon written notice to you, to terminate your employment under this Agreement for Cause or without Cause. Such termination will be effective immediately upon such written notice. For purposes of this Agreement, termination of your employment for “Cause” means termination for your conviction of a felony or crime involving moral turpitude; embezzlement, misappropriation of Trust property or other acts of dishonesty or fraud; material breach of your duties of good faith or loyalty to the Trust; neglect of significant job responsibilities or misconduct which is not cured within 30 days of your receipt of written notice thereof; material breach of this Agreement which is not cured within 30 days of your receipt of written notice of such breach; or repeated failure or refusal, after written notice, to follow any lawful directions from the Chief Executive Officer and/or the Board of Trustees of the Trust.

(d)    Change in Control. If your employment is terminated by the Trust without Cause or you terminate your employment with Good Reason (as defined below) prior to expiration of the Term and within twelve months after a Change in Control (as defined below) and within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraph 5(e)(i) through 5(e)(v), the provisions of paragraph 6(d) below will apply. The term “Change in Control” means:

(i)    on or after the date of execution of this Agreement, any person (which, for all purposes hereof, will include, without limitation, an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate and a trustee, executor, administrator or other legal representative) (a “Person”) or any group of two or more Persons acting in concert becomes the beneficial owner, directly or indirectly, of securities of the Trust representing, or acquires the right to control or direct, or to acquire through the conversion of securities or the exercise of warrants or other rights to acquire securities, 40% or more of the combined voting power of the Trust’s then outstanding securities; provided that for the purposes of this Agreement (A) “voting power” means the right to vote for the election of trustees, and (B) any determination of percentage of combined voting power will be made on the basis that (x) all securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group which are convertible into securities carrying voting rights have been converted (whether or not then convertible) and all options, warrants or other rights which may be exercised to acquire securities beneficially owned by the Person or group or over which control or direction is exercised by the Person or group have been exercised (whether or not then exercisable), and (y) no such convertible securities have been converted by any other Person and no such options, warrants or other rights have been exercised by any other Person; or

(ii)    a reorganization, merger, consolidation, combination, corporate restructuring or similar transaction (an “Event”), in each case, in respect of which the beneficial owners of the outstanding Trust’s voting securities immediately prior to such Event do not, following such Event, beneficially own, directly or indirectly, more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees of the Trust and any resulting parent entity of the Trust in substantially the same proportions as their ownership, immediately prior to such Event, of the outstanding Trust voting securities; or
(iii)    an Event involving the Trust as a result of which 40% or more of the members of the board of trustees of the parent entity of the Trust or the Trust are not persons who were members of the Board immediately prior to the earlier of (x) the Event, (y) execution of an agreement the consummation of which would result in the Event, or (z) announcement by the Trust of an intention to effect the Event; or
(iv)    the Board adopts a resolution to the effect that, for purposes of this Agreement, a Change in Control has occurred.
Notwithstanding the preceding, to the extent “Change in Control” is a payment trigger, and not merely a vesting trigger, for any payment or benefit subject to Code Section 409A (defined below), a transaction or series of transactions or any other event described above in this paragraph 5(d) shall be a “Change in Control” only if it also constitutes a change in the ownership or effective control of the Trust, or a change in the ownership of a substantial portion of the assets of the Trust, as described in Treas. Reg. Section 1.409A-3(i)(5), but replacing the term “Trust” for the term “Corporation” in such regulation.

(e)    Good Reason. You may terminate your employment for Good Reason, including after a Change in Control for purposes of paragraph 6(d), provided that such termination of employment for Good Reason occurs within twelve months after the initial existence of one or more of the Good Reason conditions set forth in paragraphs (i) through (v) of this paragraph 5(e). The term “Good Reason” means the initial existence of one or more of the following conditions arising without your consent, provided that you provide written notice to the Trust of the existence of such condition within 90 days of the initial existence of the condition and the Trust does not remedy the condition within 30 days after receiving notice, it being understood that such cure period shall not apply to the event specified in (ii), below:
(i)    a material diminution in your authority, duties, or responsibilities;

(ii)    the passage of 30 days following either (x) your withdrawal in writing from consideration to become Chief Executive Officer; or (y) the public announcement of the employment of a new Chief Executive Officer (other than yourself);

(iii)    a material diminution in the budget over which you retain authority;

(iv)     a material change in the geographic location at which you must perform the services related to your position; or

(v)    any other action or inaction that constitutes a material breach by the Trust of this Agreement or any other material agreement to which you and the Trust are party.

6.    Termination Benefits.

(a)    The amounts described in this paragraph 6 will be in lieu of any termination or severance payments required by the Trust’s policy or applicable law (other than continued medical or disability coverage to which you or your family are entitled under the Trust’s then existing employment policies covering Trust executives or then applicable law), and will constitute your sole and exclusive rights and remedies with respect to the termination of your employment with the Trust. Any termination payment measured by your base salary will be payable in accordance with the Trust’s normal payroll procedures commencing on the first payroll date following your termination of employment. Any payment measured by your bonus amount will be paid to you in one lump sum within the 30-day period following the six-month anniversary of the date of your termination of employment. Under any and all circumstances of termination, you shall be entitled to receive (i) payment for accrued vacation and for reimbursement of expenses incurred but not reimbursed prior to termination, in accordance with the Trust’s policies, in one lump sum within the 30 day period following the date of your termination of employment, (ii) any unpaid portion of your Base Salary under paragraph 3(a) above through the date of termination, payable pursuant to and in accordance with the Trust’s normal payroll procedures and (iii) any amounts accrued and due under the Trust’s benefit plans and perquisite programs through the date of termination, payable pursuant to and in accordance with the terms and conditions of such plans and programs (the “Accrued Benefits”). The Trust may withhold from any payments made under this paragraph 6 or any other provision of this Agreement all federal, state, city or other taxes to the extent such taxes are required to be withheld by applicable law as determined by the Trust.

(b)    If your employment is involuntarily terminated by the Trust without Cause or by you for Good Reason during the Term and paragraph 6(d) does not apply, or if you do not remain employed by the Trust following the expiration of the Term in July, 2018 with an employment agreement that provides you with termination benefits similar to those contained in this Agreement, you will be entitled to receive the Accrued Benefits through the later of (I) the date of your termination or (II) April 30, 2018, plus an amount equal to twelve months’ Base Salary plus a pro rata portion of your STIP for the year in which the termination of employment occurs (equal to a pro rata portion utilizing the later of (I) the date of your termination or (II) April 30, 2018, based on the portion of the fiscal year of the Trust for which you are employed by the Trust, of the average STIP payment to you for the two most recently completed full fiscal years of the Trust). In addition, any restricted shares, stock options or other plan benefits (including unpaid performance shares for periods that have concluded), if any, remaining unvested on the date of your termination will immediately vest and become exercisable (but all performance share awards for periods that have not concluded shall expire), and the Trust will reimburse you on a monthly basis for your COBRA payments for health benefits for a period of up to eighteen months provided, however, that if you obtain full-time employment during the 18 month period that makes you eligible for coverage under the new employer’s group health plan, the Trust’s obligation to pay any COBRA premiums shall cease at the end of the month in which you become eligible for coverage under the new employer’s group health plan.

(c)    If your employment is terminated during the Term because of your death or disability, you will receive the Accrued Benefits, plus an amount equal to one year’s Base Salary. In addition, any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become exercisable (including all performance share awards for periods that have not concluded shall vest and be settled consistent with the Trust’s 2012 Omnibus Long-Term Incentive Plan), and the Trust will reimburse you or your family on a monthly basis for any COBRA payments for health benefits for a period of up to eighteen months provided, however, that if you obtain full-time employment during the 18 month period that makes you eligible for coverage under the new employer’s group health plan, the Trust’s obligation to pay any

COBRA premiums shall cease at the end of the month in which you become eligible for coverage under the new employer’s group health plan.

(d)    If your employment is terminated by the Trust prior to expiration of the Term and within twelve months after a Change in Control without Cause or you terminate your employment for Good Reason within twelve months after a Change in Control, (i) you will receive the Accrued Benefits at the time or times set forth in paragraph 6(a) above, (ii) subject to any IRC Section 280G/4999 related limitation applicable under paragraph 9(j) below, you will also receive an additional amount equal to the product of 2.0 multiplied by the sum of (A) your annual base compensation, plus (B) your target STIP award, each for the calendar year in which the termination occurs, (iii) any restricted shares, stock options or other plan benefits, if any, remaining unvested on the date of your termination will immediately vest and become fully exercisable/payable, subject to any IRC Section 280G/4999 related limitation applicable under paragraph 9(j) below (including all performance share awards for periods that have not concluded shall vest consistent with the Trust’s 2012 Omnibus Long-Term Incentive Plan), and (iv) subject to any IRC Section 280G/4999 related limitation applicable under paragraph 9(j) below, the Trust will reimburse you on a monthly basis for your COBRA payments for health benefits for a period of eighteen months immediately following termination of your employment provided, however, that if you obtain full-time employment during the 18 month period that makes you eligible for coverage under the new employer’s group health plan, the Trust’s obligation to pay any COBRA premiums shall cease at the end of month in which you become eligible for coverage under the new employer’s group health plan. Notwithstanding the reference to Section 280G of the Code in this Agreement, you shall not be entitled to any gross-up payments under this Agreement with respect to any severance payments or other payments or benefits in the event that any excise tax under the Code is imposed on you.

(e)    You will have no obligation to mitigate the payment of any amounts pursuant to this paragraph 6 by seeking or obtaining other employment. Except pursuant to the Trust’s clawback policy and under applicable law, the obligation of the Trust to make or cause to be made the payments provided for in this paragraph 6 and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Trust or any of its parents, subsidiaries or affiliates may have against you or others.

7.    Confidentiality/Nonsolicitation.

(a)    During your employment with the Trust and thereafter, except as required by your duties to the Trust or by law or legal process, you will not disclose or make accessible to any person or entity or use in any way for your own personal gain or to the Trust’s detriment any confidential information relating to the business of the Trust or its affiliates; provided, however, that “confidential information” shall not include information which: (i) becomes generally available to the public other than as a result of your unauthorized disclosure; (ii) is disclosed to third parties without restriction with the prior permission of the Trust; or (iii) is disclosed to you by a third party who is not an affiliate or employee, or a customer or other business relation of the Trust, and who is under no duty of non-disclosure with respect to such information. Upon termination of your employment with the Trust for any reason, you will promptly return to the Trust all confidential materials and property of the Trust or its affiliates over which you exercise any control.

(b)    You will not at any time during your employment with the Trust, and for a period of one year after the termination of such employment for any reason, except in the good faith performance of your duties to the Trust, directly or indirectly, induce or solicit any employee of the Trust to leave the employ of, any independent contractor to terminate any independent contractor relationship with, or any customer, tenant, lender or other party which transacts business with the Trust to adversely change any relationship with, the Trust.

(c)    Paragraphs 7(a) and (b) above are intended to protect confidential information of the Trust and its affiliates, and relate to matters which are of a special and unique character, and their violation would cause irreparable injury to the Trust, the amount of which will be extremely difficult, if not impossible, to determine and cannot be adequately compensated by monetary damages alone. Therefore, if you breach or threaten to breach either of those paragraphs, in addition to any other remedies which may be available to the Trust under this Agreement or at law or equity, the Trust may obtain an injunction, restraining order, or other equitable relief against you and such other persons and entities as are appropriate.

8.    Continuation of Employment Beyond Term. There is not, nor will there be, unless in writing signed by both of us, any express or implied agreement as to your continued employment with the Trust after the Term.

9.    Miscellaneous.

(a)    This Agreement is the complete agreement between us, supersedes any prior agreements between us and may be modified only by written instrument executed by the Trust and you.

(b)    This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

(c)    The provisions of this Agreement, will be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision will be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not in any way be affected or impaired but will remain binding in accordance with their terms.

(d)    This Agreement will be binding upon and will inure to the benefit of the Trust and its successors and assigns but is personal to you and cannot be sold, assigned or pledged by you without the Trust’s written consent, other than the assignment of economic rights under this Agreement to your estate, heirs, or beneficiaries in the case of your death or disability.

(e)    We will give notices under this Agreement to you in writing either by personal delivery or certified or registered mail at your address, as listed on our records at the time of the notice, and you will give notices to us in writing in care of the Trust’s Chief Executive Officer. Any such notice will be deemed given when delivered or mailed in accordance with the preceding sentence.

(f)    The failure of either party to enforce any provision or provisions of this Agreement will not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy will not constitute a waiver of such party’s right to assert all other legal remedies available to it under the circumstances.

(g)    You shall be entitled to indemnification by the Trust as provided in the Trust’s Declaration of Trust and Bylaws with respect to claims based on your actions or failures to act in your capacity as Chief Operating Officer of the Trust. The Trust shall provide you with directors’ and officers’ insurance which provides you with insurance coverage that is substantially equivalent to the coverage that is provided by the Trust to its other similarly situated senior executives.

(h)    “Termination of employment” and similar terms used in this Agreement mean a “separation from service” as defined under Section 409A of the Code (“Section 409A”). This Agreement is intended to comply with, and shall be administered in compliance with, the requirements of Code Section 409A.

(i)    To the extent applicable, the intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A (after taking into account all applicable exclusions and exemptions) upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “Termination,” “Termination Date,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of your “separation from service” to be a “specified employee” within the meaning of that term under Code Section 409A, then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under and subject to Code Section 409A (after taking into account all applicable exclusions and exemptions, including, but not limited to, the so-called “short-term deferral” exception) and that is payable on account of your “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (ii) the date of your death (the “Delayed Payment Date”, and the period from the date of termination through Delayed Payment Date, the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this paragraph 9(i) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. With regard to the reimbursement of any costs and expenses or the provision of any in-kind benefits that are to be paid or provided to you hereunder and that are subject to the requirements of Code Section 409A (after taking into account all applicable exclusions and exemptions), (A) your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (B) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that, this clause (B) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (C) any such reimbursement of expenses shall be made on or before the last day of your taxable year following the taxable year in which such expenses were incurred. Anything in this Agreement to the contrary notwithstanding, any tax gross-up payment (within the meaning of Treas. Reg. Section 1.409A-3(i)(1)(v)) provided for in this Agreement shall be made to you no later than the end of your taxable year next following your taxable year in which the related taxes are remitted to the applicable taxing authorities. For purposes of Code Section 409A and Treas. Reg. Section 1.409A-2(b)(2), your right to receive any installment or other payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Trust. For clarity, any amount (including, without limit, any lump sum severance) paid under this Agreement that satisfies the requirements of the “short-term deferral” rule in Treas. Reg. Section 1.409A-1(b)(4), or that satisfies the requirements for any other exclusion or exemption from Code Section 409A, will not be subject to the above Section 409A restrictions. Notwithstanding the foregoing provisions of this paragraph 9(i), or any other provision of this Agreement, the Trust makes no representation to you that any payments or benefits to be paid or provided to you under this Agreement are exempt from or in compliance with Code Section 409A, and under no circumstances shall the Trust be liable for any additional tax, interest, penalty, disadvantageous treatment or other sanction imposed upon you under Code Section 409A, or for any other damage suffered by you, on account of any payment or benefit to be paid or provided to you under this Agreement being subject to and not in compliance with Code Section 409A.

(j)    In the event that a “Change in Control” (as defined in Section 280G of the Internal Revenue Code) occurs with respect to the Trust, if the cash severance, accelerated equity award vesting or payouts and other benefits provided for in this Agreement or otherwise payable to you by the Trust (i) constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code and (ii) but for this paragraph 9(j), would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits, accelerated equity award vesting or payouts and/or other benefits will be either:

(a)	delivered or provided to you in full with no reduction, or

(b)
delivered or provided to you as to such lesser maximum extent which would result in no portion of such severance benefits, accelerated equity vesting or payouts or other benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable Federal, State and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you, on an after-tax basis, of the greatest amount of such severance benefits, accelerated equity award vesting or payouts and other benefits, notwithstanding that all or some portion of such severance benefits or such other items may be taxable under Section 4999 of the Code.

(i)
If a reduction in the severance and other benefits and/or accelerated equity award vesting or payouts constituting “parachute payments” is necessary so that no portion of such severance or other benefits and such vesting or payouts is subject to the excise tax under Section 4999 of the Code, the reduction will occur in the following order: (1) reduction of payments or benefits (including cancellation of accelerated vesting of equity awards) that are exempt or excluded from Code Section 409A (with such payments or benefits to be reduced being determined by the Trust, subject to paragraph 9(j)(ii) below in the case of cancellation of accelerated vesting of equity awards); (2) reduction of any cash severance payments that are subject to Code Section 409A (with such cash severance payments to be reduced in the reverse chronological order in which they would otherwise be payable); (3) cancellation of accelerated vesting of any equity awards that are subject to Code Section 409A (with such cancellation to occur in the manner set forth in paragraph (j)(ii) below); and (4) reduction of continued employee benefits that are subject to Code Section 409A (with such benefits to be reduced in the reverse chronological order in which they would otherwise be provided).

(ii)
In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant and of the scheduled dates of vesting of your equity awards.

(iii)
For the avoidance of doubt, the provisions of this paragraph 9(j) shall override any greater limitation on the amounts payable to you set forth in any plan of the Trust or in any otherwise applicable award agreement.

(iv)
The determination of whether and to what extent any payment to you (including accelerated vesting of equity awards) constitutes a “parachute payment” and, if so, the amount of any payment reductions under this paragraph 9(j) and the amount to be paid to you and the time of payment pursuant to this paragraph 9(j) shall be made by an independent accounting firm (the “Accounting Firm”) selected by the Trust or its outside legal counsel prior to the Change in Control. The Accounting Firm shall be a nationally recognized United States public accounting firm which has not, during the two years preceding the date of its selection, acted in any way on behalf of the Trust or any affiliate thereof or you.

(v)
The Trust shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Trust and you. All fees and expenses of the Accounting Firm in connection with any of the determinations called for in this paragraph 9(j) shall be borne solely by the Trust.

(vi)
For purposes of making the calculations required by this paragraph 9(j), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and relevant factual information and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and you will furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make a determination under this Section.

(vii)
The Accounting Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Trust and you within 15 calendar days after the date on which your right to the severance benefits, accelerated equity award payouts or other payments is triggered (if requested at that time by the Trust or you) or such other time as requested by the Trust or you.

(viii)
In the event that the Accounting Firm shall determine that receipt of any payments or benefits (including accelerated vesting of equity awards) in the nature of compensation to or for your benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”) would subject you to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments to the Reduced Amount (as defined below) or to pay the full amount of the Payments pursuant to the foregoing provisions of this paragraph 9(j).

(ix)
If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Trust shall promptly give you notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this paragraph 9(j) shall be binding upon the Trust and you and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of termination or other event triggering any Payment.

(x)
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Trust to or for your benefit pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Trust to or for the benefit of you pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Trust or you which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, you shall pay any such Overpayment to the Trust promptly (and in no event later than 60 days following the date on which the Overpayment is determined) together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by you to the Trust if and to the extent such payment would not either reduce the amount on which you are subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than 60 days following the date on which the Underpayment is determined) by the Trust to or for your benefit together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(xi)
For purposes hereof, “Reduced Amount” shall mean the greatest amount of Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code if the Accounting Firm determines to reduce Payments pursuant to this paragraph 9(j).

(xii)	Subject to the above provisions of this paragraph 9(j), any good faith determinations of the Accounting Firm made hereunder will be final, binding, and conclusive upon the Trust and you.

If this Agreement correctly expresses our mutual understanding, please sign and date the enclosed copy and return it to us.

Very truly yours,

RAMCO-GERSHENSON PROPERTIES TRUST.

By:    /s/ DENNIS GERSHENSON
Dennis Gershenson
Its: Chief Executive Officer

The terms of this Agreement are accepted
and agreed to on the date set forth below:

/s/ JOHN HENDRICKSON
John Hendrickson
Date:    January 29, 2018